Exhibit 99.1

GEORGE TOWN, Cayman Islands-Aries I Acquisition Corporation (Nasdaq: RAM) ("Aries" or the "Company") announced the appointments of Mr. Aaron Ratner and Mr. Paul Wolfe to the Board of Directors.

Mr. Aaron Ratner, Director

Mr. Ratner brings over 20 years of global investment and development experience. From July 2020 to present, Mr. Ratner has been the President of Cross River Infrastructure Partners LLC, a platform of development companies deploying climate technology into sustainable infrastructure projects across carbon capture, clean fuels, clean energy and sustainable alternative protein. From November 2017 to present, Mr. Ratner has served as the ClimateTech Venture Partner at Vectr Ventures, a Hong Kong-based venture capital investment fund manager. While at Vectr Ventures he has led investments in carbon utilization and transformation, pollination technology and sustainable protein production. From June 2016 to April 2020, Mr. Ratner was the Director and then the Managing Director, and Head of Origination, of Ultra Capital LLC, a sustainable infrastructure project finance investment fund manager. During that time, he led the firm’s activity in renewable natural gas and agriculture waste-to-value. From November 2014 to June 2016, Mr. Ratner was a Developer in Residence at Generate Capital, a sustainable infrastructure investment company based in San Francisco, California. From 2012 to 2014, Mr. Ratner was the President of i2 Capital Group, an impact investment merchant bank, where he worked on land conservation and mitigation banking, including the Sweetwater River Conservancy, which was at the time one of the largest mitigation banking projects in the United States. From 2008 to 2014, Mr. Ratner was a Managing Partner of Laguna Capital Partners, a principal investment and advisory firm based in Los Angeles, California, where he focused on technology and consumer startups. From 2000 to 2005, Mr. Ratner was an Associate with Simon Murray & Company, a multi-strategy investment firm based in Hong Kong, SAR. Mr. Ratner began his career in 1999 as an analyst in the Technology Investment Banking Group at Merrill Lynch in Palo Alto, California, where he worked on financings for Internet Capital Group, homestore.com, Webvan and other early internet companies. Mr. Ratner holds a B.A. in Economics from the University of Pennsylvania, and a Master’s of Science in Management from the Stanford University Graduate School of Business.

Mr. Paul Wolfe, Director

Mr. Wolfe has deep experience in both public and private markets and in all phases of company growth including seed capital, growth capital, secondary markets, M&A, trade sales, PIPE transactions, warrants, and public exits. As a Principal for over a decade at Ritchie Capital Management, a global multi-strategy alternative investment platform, Mr. Wolfe managed its private equity / venture capital, real estate, energy, and insurance teams.

Additionally, Mr. Wolfe is the former COO of Mission Measurement, a leading strategy advisory firm recognized globally for its leadership in the design, measurement, and evaluation of the investments of corporations, foundations, and governments targeting a social impact.

Mr. Wolfe also worked at GE Capital, where he served as Deal Manager for several GE investments in telecommunications in Latin America and Europe. Post-transaction service included appointment as Board Director and the Integration Manager (Interim COO) for several GE investments in the region. At Bain & Company, Mr. Wolfe served as a strategy consultant in the U.S. and Brazil. He holds a B.A. from Williams College and a M.B.A. from the University of Chicago Booth School of Business. Mr. Wolfe is currently the Chief Operating Officer for Aries I Acquisition Corporation.

Aries Founder and Chairman Thane Ritchie commented: “As we enter the next phase of our efforts, I strongly believe that we will be well-served to round out the Board with a pair of individuals who bring complementary experiences in evaluating and leveraging ESG (Environmental, Social, and Governance) factors to the benefit of shareholders.”

About Aries I Acquisition Corporation

Aries I Acquisition Corporation was founded by its Chairman, Thane Ritchie. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its initial business combination search on the following industry segments: aerospace, satellites, and space exploration; quantum computing and chemistry; artificial intelligence and machine learning; cybersecurity; and blockchain and digital currencies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC, which is available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Sam Collins
Aries I Acquisition Corporation
scollins@ariescorp.io
(647) 964-9643